Exhibit 99.1

Vera Bradley Announces Fiscal 2013 Second Quarter Financial Results

•	Net revenues increased 18.5% to $123.0 million.

•	Direct net revenues increased 37.2%, including an increase of 5.3% in comparable-store sales; Indirect net revenues increased 2.6%.

•	Net income decreased $0.2 million to $13.4 million versus $13.6 million in the second quarter of fiscal 2012, a decrease of 1.9%.

•	Diluted EPS were $0.33 compared to $0.34 in the second quarter of fiscal 2012.

FORT WAYNE, Ind., August 29, 2012 — Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the fiscal 2013 second quarter ended July 28, 2012. The Company reported net revenues of $123.0 million for the second quarter, compared to $103.8 million in the second quarter of fiscal 2012, an increase of $19.2 million, or 18.5%. Diluted earnings per share for the quarter were $0.33, a decrease of 3% from earnings per share in the second quarter of fiscal 2012.

“Although there were many accomplishments during the quarter, results fell short of our expectations,” said Michael C. Ray, Vera Bradley’s Chief Executive Officer. “The second quarter was challenging in May and June as we managed a product portfolio that underperformed in the midst of an uncertain consumer environment. Sales trends improved in July, which benefited from the strong reception of our fall collections. We are also encouraged by our future product introductions; however, we remain cautious regarding the second half of the year. Overall, we continue to make progress executing our growth strategies and we remain optimistic about our long-term prospects.”

By segment, Direct revenues increased 37.2% to $65.7 million, driven by the opening of 21 new stores since the second quarter of fiscal 2012, a comparable-store sales increase of 5.3%, and e-commerce revenue growth of 21.2%. Indirect revenues increased 2.6% to $57.3 million, in-line with our expectations.

Gross profit for the second quarter increased 15.1% to $68.6 million, resulting in gross margin of 55.8%, compared to gross margin of 57.5% in the prior year. The second quarter decline in gross margin was due to increased promotional activity, partially offset by positive channel mix, as the Direct segment becomes a larger percentage of our business, as well as operational savings.

Total SG&A expense was $47.8 million for the second quarter, compared to $39.1 million in the prior year. SG&A as a percentage of net revenues was unfavorable by 120 basis points compared to the prior year, due primarily to annualizing fiscal 2012 infrastructure investments made in the second half of last year and higher occupancy costs driven by opening full-price stores earlier than originally anticipated.

Operating income decreased 4.9% to $21.8 million, or 17.7% of net revenues, in the second quarter, compared to operating income of $22.9 million, or 22.1% of net revenues in the second quarter of fiscal 2012.

Net income for the quarter decreased $0.2 million to $13.4 million, or $0.33 per diluted share, compared to $13.6 million, or $0.34 per diluted share, in the second quarter of fiscal 2012.

Year-to-Date Results

For the twenty-six weeks ended July 28, 2012, net revenues increased 17.1% to $240.2 million, from $205.2 million in the same period in the prior year. By segment, Direct revenues increased 35.8% to $124.9 million, with comparable-store sales increasing 4.9%. Indirect revenues increased 1.9% to $115.3 million.

Operating income increased 1.5% to $42.6 million, or 17.7% of net revenues, for the twenty-six weeks, compared to operating income of $42.0 million, or 20.5% of net revenues.

Net income for the twenty-six weeks increased 4.6% to $26.0 million, or $0.64 per diluted share, compared to $24.9 million, or $0.61 per diluted share a year ago.

Cash flow from operations for the twenty-six weeks ended July 28, 2012 totaled $25.5 million, compared to a use of cash of $11.8 million for the same period in the prior year, primarily due to improved inventory management.

Outlook

For the third quarter of fiscal 2013, the Company expects net revenues to be in a range of $134 million to $136 million, compared to $121.1 million in the third quarter of fiscal 2012. Gross margin for the third quarter is expected to expand over the prior year by approximately 200 basis points of which approximately 120 basis points is attributable to a $3.5 million sale to the off price channel in the prior year.

Diluted earnings per share are expected to be in a range of $0.37 to $0.39. The earnings per share estimate assumes an effective tax rate of 39% and fully diluted weighted average shares outstanding of 40.5 million.

For fiscal 2013, the Company expects net revenues to be in a range of $531 million to $536 million. Gross margin for fiscal 2013 is expected to expand over the prior year by approximately 30 basis points.

Diluted earnings per share for the full year are expected to be in a range of $1.60 to $1.63. This guidance includes an effective tax rate of 39% and fully diluted weighted average shares outstanding of 40.6 million.

Call Information

A conference call to discuss fiscal 2013 second quarter results is scheduled for today, August 29, 2012, at 4:30 p.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through September 12, 2012. To access the recording, listeners should dial (877) 870-5176, and enter the access code, 2089468.

About Vera Bradley, Inc.

Vera Bradley infuses color into all aspects of women's lives with vibrant handbags, accessories, luggage, eyewear, travel items and gifts. Founded in 1982 by Barbara Bradley Baekgaard and Patricia R. Miller, the brand inspires women to "be colorful" with designs that reflect their personal style. As of July 28, 2012, Vera Bradley accessories can be found in 60 retail stores in the U.S., 10 outlet stores, approximately 3,300 specialty retailers and online at verabradley.com. Vera Bradley employs approximately 2,000 and the company's fiscal 2012 sales were $461 million. The company's commitment to breast cancer research continues to expand through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACT:

Investors:

Vera Bradley

Paul G. Blair

pblair@verabradley.com

(260) 207-5183

ICR, Inc.

Joseph Teklits

Jean Fontana

Jean.fontana@icrinc.com

(203) 682-8200

Media:

877-708-VERA (8372)

Mediacontact@verabradley.com

Vera Bradley, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

(unaudited)

	July 28, 2012	January 28, 2012	July 30, 2011
Assets
Current assets:
Cash and cash equivalents	$7,612	$4,922	$788
Accounts receivable, net	49,279	38,097	44,719
Inventories	117,895	106,967	118,105
Prepaid expenses and other current assets	8,177	8,343	7,246
Deferred income taxes	8,396	8,010	9,739

Total current assets	191,359	166,339	180,597

Property, plant, and equipment, net	70,220	52,312	45,049
Other assets	1,669	862	1,084

Total assets	$263,248	$219,513	$226,730

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$45,016	$27,276	$30,924
Accrued employment costs	11,209	15,738	11,960
Other accrued liabilities	17,693	15,297	12,934
Income taxes payable	—	1,705	405
Current portion of long-term debt	90	89	86

Total current liabilities	74,008	60,105	56,309

Long-term debt	25,301	25,095	71,590
Deferred income taxes	4,314	4,205	3,971
Other long-term liabilities	8,474	6,101	4,869

Total liabilities	112,097	95,506	136,739

Shareholders’ equity:
Additional paid-in capital	74,752	73,590	72,661
Retained earnings	76,319	50,320	17,256
Accumulated other comprehensive income	80	97	74

Total shareholders’ equity	151,151	124,007	89,991

Total liabilities and shareholders’ equity	$263,248	$219,513	$226,730

Vera Bradley, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net revenues	$123,037	$103,789	$240,238	$205,179
Cost of sales	54,425	44,161	106,324	89,107

Gross profit	68,612	59,628	133,914	116,072
Selling, general, and administrative expenses	47,833	39,120	95,024	79,109
Other income	1,020	2,418	3,719	5,023

Operating income	21,799	22,926	42,609	41,986
Interest expense, net	152	329	343	645

Income before income taxes	21,647	22,597	42,266	41,341
Income tax expense	8,274	8,964	16,267	16,484

Net income	$13,373	$13,633	$25,999	$24,857

Basic weighted-average shares outstanding	40,532	40,507	40,524	40,507
Diluted weighted-average shares outstanding	40,568	40,541	40,557	40,537
Basic earnings per share	$0.33	$0.34	$0.64	$0.61
Diluted earnings per share	0.33	0.34	0.64	0.61

Vera Bradley, Inc.

Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Twenty-Six Weeks Ended
	July 28, 2012	July 30, 2011
Cash flows from operating activities
Net income	$25,999	$24,857
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	4,759	4,461
Provision for doubtful accounts	347	75
Loss on disposal of property, plant, and equipment	25	—
Stock-based compensation	1,431	662
Deferred income taxes	(277)	(325)
Changes in assets and liabilities:
Accounts receivable	(11,529)	(10,495)
Inventories	(10,928)	(21,388)
Other assets	(641)	1,012
Accounts payable	17,740	583
Income taxes payable	(1,705)	(9,605)
Accrued and other liabilities	240	(1,615)

Net cash provided by (used in) operating activities	25,461	(11,778)

Cash flows from investing activities
Purchases of property, plant, and equipment	(22,704)	(6,526)

Net cash used in investing activities	(22,704)	(6,526)

Cash flows from financing activities
Payments on financial-institution debt	(62,750)	(12,000)
Borrowings on financial-institution debt	63,000	16,700
Payments on vendor-financed debt	(43)	(40)
Change in bank overdraft	—	329
Tax withholdings for equity compensation	(269)	—
Other	—	76

Net cash provided by (used in) financing activities	(62)	5,065

Effect of exchange rate changes on cash and cash equivalents	(5)	74

Net increase (decrease) in cash and cash equivalents	2,690	(13,165)
Cash and cash equivalents, beginning of period	4,922	13,953

Cash and cash equivalents, end of period	$7,612	$788